Exhibit 4.1

*150101*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Bling Marketing, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation, Powers, Preferences and Rights of the Series A Preferred Stock of Bling Marketing, Inc. shall be as attached.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION, POWERS,

PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

BLING MARKETING, INC.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, Dena Kurland, being the Chief Executive Officer of Bling Marketing, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) by unanimous written consent:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Amended Articles of Incorporation (the “Articles”), the Board of Directors hereby creates a series of the preferred stock of this Corporation (the “Series A Preferred Stock”), which Series A Preferred Stock (a) shall be designated “Series A Convertible Preferred Stock”, (b) shall have a par value equal to $.0001, (c) shall consist of twenty five million (25,000,000) authorized shares and (d) shall have the following powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations, or restrictions (in addition to those provisions set forth in the Articles which are applicable to the Series A Preferred Stock):

1.           Dividends. The Series A Preferred Stock is entitled to receive payment of dividends before any payment of dividends is made on common stock out of any assets at the time legally available therefor.

2.           Liquidation Rights. The Series A Preferred shall participate with the Common Stock on any liquidation as if the Series A Preferred Stock had been converted into Common Stock at the then applicable Conversion Rate as hereinafter defined.

3.           Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a.           Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into one share of Common Stock $0.0001 par value per share (“Common Stock”), subject to adjustment as hereinafter set forth. The number of securities into which each share of Series A Preferred Stock may be converted is hereinafter referred to as “Conversion Rate” upon any decrease or increase in the “Conversion Price” as herein described, the Conversion Rate shall be increased or decreased as appropriate. The initial “Conversion Price” shall equal $1.00 per share for the Series A Preferred Stock.

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b.            Mechanics of Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the next whole share. Before any holder of Series A Preferred Stock shall be entitled to convert the same, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date.

c.            Adjustments to Conversion Price for Diluting Issues.

i.            Special Definition. For purposes of this Section 3.c., “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3.c.ii., deemed to be issued) by the Corporation after the filing of this Certificate of Designation, other than issuances or deemed issuances of:

(1)         securities issued upon the conversion of Series A Preferred Stock;

(2)         shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary in accordance with plans approved by the Board of Directors not to exceed 15% of the total number of shares of Common Stock outstanding on the date this Certificate of Designations is filed with the Secretary of State of Nevada;

(3)         all shares of Common Stock issued and outstanding on the date hereof, and all warrants to purchase Common Stock (and Common Stock issuable upon exercise of such warrants) granted as of the date hereof;

(4)         securities issued or issuable as a dividend or distribution on the Series A Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 3.e. or 3.f. hereof;

(5)         shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(6)         shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors; or

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(7)         shares of Common Stock that are otherwise excluded from the definition of Additional Shares of Common by the vote or written consent of holders of a majority in interest of the Series A Preferred Stock.

ii.          Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Issue Date shall issue any options (the “Options”) or convertible securities (the “Convertible Securities”) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)          if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 3.d. or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 3.e. or 3.f. hereof), the Conversion Price of the Series A Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(2)          upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)          in the case of Convertible Securities or Options for Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)          in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 6.d.iv. upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

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(3)         if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.d.ii. as of the actual date of their issuance.

iii.          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(ii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then, the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such Additional Shares of Common Stock. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

iv.          Determination of Consideration. For purposes of this Section 3.C., the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)         Cash and Property. Such consideration shall:

(a)          insofar as it consists of cash, be computed at the price paid for such securities and received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(2)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 6.d.ii. shall be determined by dividing:

(a)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

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(b)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

d.           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

e.           Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the voting rights of Series A Preferred Stock that are set forth in Section 4 below shall be in effect immediately prior to such subdivision and shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the voting rights of Series A Preferred Stock that are set forth in Section 4 below in effect immediately prior to such combination and shall, concurrently with the effectiveness of such combination, be proportionately increased.

f.            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

g.           No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

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4.           Voting.

a.           No Separate Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

b.           Preferred Stock. Each holder of Series A Preferred Stock shall be entitled to three times the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

c.           Election of Directors. So long as there are a minimum of 958,860 shares of Series A Preferred Stock outstanding, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect a majority of the directors serving on the Board of the Corporation (the “Series A Directors”). The Series A Directors may be removed without cause by, and only by, the affirmative vote of the holders of the Series A Preferred Stock, given either at a special meeting of the holders of the Series A Preferred Stock duly called for that purpose or pursuant to a written consent of the holders of the Series A Preferred Stock. If the holders of the Series A Preferred Stock fail to elect the Series A Directors, then such directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of the Series A Preferred Stock, voting exclusively and as a separate class. At such time that there shall be fewer than 958,860 shares of Series A Preferred Stock issued and outstanding, the right of the holders of the Series A Preferred to elect the Series A Directors under this Section 4(c)shall be immediately suspended provided that the voting rights accorded to each share of Series A Preferred Stock in Section 4(b) shall remain in effect. At any meeting of the holders of the Series A Preferred Stock held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the purpose of electing such Series A Director. Except as otherwise provided in this Section 4(c), a vacancy in the directorship of the Series A Director shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock pursuant to this Section 4(c).

5.           Amendments and Changes. As long as any of the Series A Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock:

a.           amend, alter or repeal any provision of the Articles or the Bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock;

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b.           increase or decrease (other than for decreases resulting from conversion of the Series A Preferred Stock) the authorized number of shares of Series A Preferred Stock;

c.           authorize or create (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with Series A Preferred Stock or having voting rights other than those granted to the Series A Preferred Stock generally;

d.           enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation;

e.           authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

f.            voluntarily liquidate or dissolve;

g.           except in the ordinary course of business, borrow any money, or otherwise incur any indebtedness; or

h.           amend this Section 5.

6.           Reissuance of Preferred Stock. In the event that any shares of Series A Preferred Stock shall be converted pursuant to Section 3 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

7.           Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8.           Headings of Sections. The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.           Severability of Provisions.  If any power, preference, right, qualification, limitation or restriction of the Series A Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights, qualifications, limitations and restrictions set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation or restriction unless so expressed herein.

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IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below and does hereby affirm, under the penalty of perjury, that the statements contained therein have been examined by him and are true and correct.

Dated: , 2014	BLING MARKETING, INC
a Nevada corporation

Name:
Title:

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